PEPSICO DELIVERS FIFTH QUARTER OF DOUBLE-DIGIT EARNINGS GROWTH CAPPING STRONG
                YEAR 2000; EXPRESSES CONFIDENCE IN 2001 OUTLOOK



o EPS grows 15% in the 16-week quarter to 38 cents, and 17% for the 52-week year to $1.45
o    Each division boosts Q4 volume,  and gains market share for the year
o Net sales advance 8% to over $6 billion for the quarter, annual sales grow 8% and exceed $20 billion
o Every division posts double-digit operating profit growth in the quarter, annual operating profits advance
     13% to $3.5  billion
o    Operating  cash flow  grows 33% to $2.7  billion
o Return on invested capital (ROIC) improves to 23% -- a 250 basis point increase o 2001 outlook for continued double-digit earnings growth

PURCHASE, NY (February 5, 2001)--PepsiCo reported its fifth consecutive quarter of solid, double-digit earnings growth, with earnings per share for the fourth quarter of 2000 up 15% to 38 cents, excluding the impact of the extra week in the quarter.

Net sales grew 8% to $6.1 billion for the quarter, while division operating profit rose 12% to $984 million and net income grew 15% to $567 million. For the full year, net income grew 16% to over $2.1 billion, net sales advanced 8% to $20.1 billion and total division operating profits grew 13% to $3.5 billion.

When included, the 53rd week increased net sales by $294 million, operating profits by $62 million and net income by $44 million for an additional 3 cents in earnings per share. Information in the balance of this release will be presented on a comparable basis, comparing 2000 to 1999 on a 16-week to 16-week and 52-week to 52-week basis, and ignoring the upside impact of the 53rd week. (See the note on presentation at the end of this release.)

Chairman and Chief Executive Officer Roger Enrico said: "PepsiCo delivered another solid quarter and capped an outstanding year. By every measure -- EPS, revenue, profits, return on capital and cash flow -- 2000 was an outstanding year with a performance unmatched by virtually any other consumer product company.

Enrico added: "Our strength was broad-based with solid earnings growth across every business, domestic and international. Our sharp focus on convenient food and beverages is paying off and we expect consistently healthy results to continue throughout 2001."


Frito-Lay North America (FLNA)
(in millions)


                       Sixteen Weeks                              Fifty-Two Weeks
                -----------------------------------          -------------------------------
                       2000        1999    % change           2000          1999     % change
                       ----        ----    ---------          ----          ----     --------
Net Sales            $2,484      $2,333        6.5%         $8,398         $7,865         7%
Operating Profit     $  539      $  490         10%         $1,811         $1,645        10%

4th Quarter 2000

FLNA's performance in the fourth quarter of 2000 continued to be excellent, with robust growth consistent with the rest of the year. Pound growth advanced 4%, led by strong growth in Tostitos and Lay's. Revenues grew 6.5% to $2.5 billion and, combined with productivity based margin enhancements, delivered a 10% increase in operating profits. This was FLNA's eighth consecutive quarter of double-digit operating profit growth.

Full Year 2000

FLNA's fourth quarter results added to a strong year that saw pound growth move up 4%, driven by growth across core brands. Frito-Lay gained nearly 2 share points, bringing its share of the measured U.S. retail salty snack market to over 58%. Revenues grew 7% to $8.4 billion and operating profit for the year rose 10% to $1.8 billion. Profit margins improved by over half a point, reflecting higher volume, higher effective net pricing and reduced commodity costs.

2001 Outlook

FLNA's strong performance is expected to continue in 2001, and early results in the first quarter are solidly on track. Topline momentum will be driven by:

|X| Continued growth in core products, driven by new flavors and forms such as reformulated Nacho Cheesier Doritos and Four Cheese Doritos, Ruffles Flavor Rush Ultimate Cheddar and Salsa, Rold Gold Nuggets and Cheetos Whirlz;

|X| Aggressive new product innovation, such as Lay's Bistro, Fritos Flavor Twists, Cheddar Snack Mix and Obertos Beef Steak; and

|X| A strong marketing calendar, with promotions tied to big events like the Superbowl and the Daytona 500, and ESPN College Basketball.

In 2001, FLNA revenues are expected to continue to grow in the 5-7% range, consistent with 2000 and prior years. The gap between revenue growth and pound growth, which has been between 2-3%, is expected to widen to a difference of 3-4% as a result of a weight-out action implemented at the end of 2000. In 2001, solid unit growth, strong productivity and weight related pricing are expected to continue FLNA's 10% profit growth rate.


Frito-Lay International (FLI)
(in millions)

                              Sixteen Weeks                              Fifty-Two Weeks
                    -----------------------------------          -------------------------------
                      2000         1999     % change                 2000          1999     % change
                      ----         ----     ---------                ----          ----     --------
Net Sales           $1,348       $1,227        10%                 $4,258        $3,750        14%
Operating Profit    $  155       $  138        11%                 $  483        $  406        19%

4th Quarter 2000

FLI also continued to show excellent results in the fourth quarter, with salty kilos growing 12%. Volume growth was broad based, coming from Sabritas, Walkers and our joint ventures in Latin America and Europe. FLI gained share in virtually every market where it operates. Revenues advanced 10%, reflecting strong marketing such as the highly successful Pokemon promotion, and higher pricing at Sabritas and Gamesa in Mexico. Despite foreign currency pressures, particularly in Europe, FLI's operating profits grew a robust 11% to $155 million.

Full Year 2000

The fourth quarter's contribution to full year results saw FLI ending 2000 with salty kilo growth of 13%. Revenues accelerated a solid 14% to $4.3 billion, led by double-digit increases at Sabritas and Gamesa. Full year operating profits grew an impressive 19% to $483 million, despite a 2 percentage point squeeze on net sales and operating profits due to weaker foreign currencies.

2001 Outlook

FLI is one of PepsiCo's key growth engines and is expected to deliver mid-teen profit growth in 2001. Strong marketing calendars are planned at Sabritas and Walkers, and Gamesa will continue to aggressively introduce innovative new products. In addition, FLI continues to find opportunities around the world to improve scale and increase market share, like the acquisitions in India and Taiwan that closed at the end of 2000 and the transactions in Egypt and Saudi Arabia that are expected to close in the first quarter of 2001.


Pepsi-Cola North America
(in millions)

                          Sixteen Weeks                              Fifty-Two Weeks
                -----------------------------------          -------------------------------
                     2000        1999      % change           2000        1999     % change
                     ----        ----     ---------           ----        ----     --------
Net Sales            $995        $867        15%            $3,253      $3,005        8%
Operating Profit     $227        $200        13%            $  820      $  751        9%

4th Quarter 2000

The fourth quarter marked PCNA's return to improved levels of profitability as the division continued to pursue its strategy that began in 1999 to generate balanced growth. Net sales increased a strong 15% due to healthy volume gains and higher concentrate pricing. Operating profits were also up in the quarter, rising 13% even as investments were made behind Sierra Mist, our new lemon-lime carbonated soft drink, and the roll out of the new Dole juice drinks.

Concentrate shipments were up 2.7%, driven by growth across most brands and the Sierra Mist introduction. Bottler case sales increased over 1% for the quarter, less than expected due to severe competitive pricing actions. BCS growth is expected to return to a 3% level in 2001, driven by aggressive innovation and marketing.

Full Year 2000

As a result of the year's steady and profitable finish, PCNA net sales grew more than 8% and profits climbed a strong 9%. BCS were up 1% for the year, in spite of significant price increases at retail, and concentrate shipments were in line.

2001 Outlook

PCNA's outlook in 2001 is excellent. Strong new product innovation, the addition of SoBe Beverages, an aggressive marketing plan and strong retail support will create an unparalleled marketing calendar. New product launches will include Pepsi Lemon Twist, Code Red (the first flavor extension ever behind Mountain
Dew), and the Dole juices. The acquisition of SoBe Beverages, concluded in January, represents PepsiCo's latest step to build leadership in non-carbonated beverages, a strategy started in the early 1990's. Investment will also be made behind high growth brands such as Aquafina and Wild Cherry Pepsi, expansion of the "Pepsi Challenge" and "Pepsi Stuff" programs, continued cold bottle development, and promotional activity tied to big events (including first quarter events around the Superbowl, Daytona 500 and March Madness).



Pepsi-Cola International
(in millions)

                          Sixteen Weeks                              Fifty-Two Weeks
                 ----------------------------------          --------------------------------
                    2000        1999    % change                   2000          1999     % change
                    ----        ----    ---------                  ----          ----     --------
Net Sales           $528        $549       (4%)                  $1,842        $1,793        3%
Operating Profit      --        $(7)        nm*                  $  148        $  108       37%
(*not meaningful)

4th Quarter 2000

Pepsi-Cola International posted a solid fourth quarter performance with bottler case sales rising 4%, led by a doubling of volume in Russia, and double-digit growth in China, India, Brazil, Thailand, Egypt and Pakistan. Net sales, however, decreased 4% in the quarter, reflecting a 5 percentage point impact from adverse foreign currency exchange rates. Quarterly operating profit was breakeven, which is a $7 million improvement over 1999 -- a strong finish in this seasonally low quarter, especially given the adverse currency impact.

Full Year 2000

 For the full year, PCI's 2000 results were consistently healthy. Bottler case sales were up 5% and the division grew market share in most of its top 25 markets. Net sales rose 3% to $1.8 billion on volume gains and higher pricing. Operating profits for the year increased 37% to $148 million, driven by the increased volume and pricing. The PCI bottler network continues to strengthen, reflecting consolidation in Mexico and Argentina and the re-franchising of bottlers in Australia and New Zealand.

2001 Outlook

 Continued growth across PCI's key markets is expected in 2001 with profits growing in the mid-teens. Volume trends in Russia, China and India remain strong. More importantly, PCI has the infrastructure in place to drive improving margins as incremental revenues leverage fixed costs.


Tropicana
(in millions)

                             Sixteen Weeks                              Fifty-Two Weeks
                       -----------------------------------          -------------------------------
                    2000        1999    % change                   2000          1999     % change
                    ----        ----    ---------                  ----          ----     --------
Net Sales           $761        $704        8%                   $2,393        $2,253         6%
Operating Profit    $ 63        $  54      16%                   $  220        $  170        30%



4th Quarter 2000

Tropicana continued its powerful momentum, posting another quarter of strong volume growth and finishing a very successful 2000. Equivalent case volume grew 11%, led by ongoing double-digit growth in Pure Premium nutritionals and blends and the new 128-ounce Pure Premium package. Consumer awareness of Pure Premium improved when clinical trials allowed Tropicana to make its heart health claims based on the potassium naturally found in fresh squeezed orange juice. Net sales increased 8% to $761 million, and operating profit accelerated more than 16%.

Full Year 2000

For the full year, Tropicana grew volume a robust 8%, more than double the growth rate of the prior year, and U.S. market share rose to 35%. Net sales increased 6% and operating profit rose a dramatic 30% due to the large volume gains, favorable fruit costs, supply chain productivity and accelerated profit growth outside the U.S. For the full year, operating profits would have been 4 points higher, but were impacted by unfavorable foreign currency exchange rates. Combined with operating profit growth of over 55% in 1999, Tropicana operating profits have doubled in the two years since the PepsiCo acquisition.

2001 Outlook

As with PepsiCo's other divisions, the outlook for Tropicana remains strong. Continued focus on Pure Premium nutritionals, including continued marketing support for the heart healthy benefits of potassium, the introduction of new sizes, and improvements to the Homestyle and Grovestand pulp products, will drive the brand's momentum. Growth in the balance of the portfolio will be supported by new plastic packaging for the Season's Best single serve line, Twister line extensions, and the regional introduction of Tropicana Smoothies. Tropicana is also focused on continuing to expand penetration outside its core markets. These initiatives are expected to grow profits in the mid-teens.


Corporate Items

Equity Income. For the 52-week year, equity income grew 52% to $125 million, contributing to the strong growth in earnings per share. This growth was driven in particular by the outstanding performance delivered by The Pepsi Bottling Group. The merger of Whitman Corporation into Pepsi Americas, a combination of Pepsi-Cola's second and third largest bottlers, is expected to further improve the effectiveness of Pepsi's domestic bottler network.

Net Interest. Net interest expense for the 52-week 2000, declined 12% over the pro forma prior year to $142 million, reflecting significantly lower average debt levels, partially offset by higher average interest rates.

Operating Cash Flow. Operating cash flow, defined as net income plus depreciation and amortization, plus changes in working capital, less capital spending and other balance sheet changes, grew 33% to $2.7 billion for the 53-week year ended December 30, 2000.

ROIC. For the 52-week year, PepsiCo's return on invested capital (ROIC) reached 23% -- a 250 basis point increase.

Share Repurchases. In early December, we rescinded our share repurchase program in connection with our acquisition of The Quaker Oats Company. During 2000, the company purchased just over 38 million shares at a total cost of approximately $1.4 billion, bringing our weighted average shares outstanding at year end to 1,475 million.

Cash EPS. Cash earnings per share, computed on a 16-week basis using net income before amortization of intangibles and shares outstanding assuming dilution, grew 13% in the fourth quarter to $.41, compared to $.37 in the year-earlier quarter.


Miscellaneous
-------------
Note on Presentation
PepsiCo's fiscal year ends on the last Saturday in December. Every 5 or 6 years, our fiscal year contains 53 instead of 52 weeks and our 4th quarter contains 17 instead of 16 weeks. In order to help investors compare our performance in 2000 to our performance in 1999, the information in this release was presented on a "comparable" basis. Specifically, we have:

X Compared fourth quarter 2000 to 1999 on a 16-week to 16-week and full year 2000 to 1999 on a 52-week to 52-week basis, ignoring the benefit of the extra week in 2000; and
X Presented results for 1999 on a pro forma basis assuming the transactions involving The Pepsi Bottling Group, PepsiAmericas and PepCom occurred on the first day of fiscal 1998 and excluding unusual items reported in 1999.

Conference Call

At 11:00 a.m. (Eastern time) today, management will host a conference call with investors to discuss fourth quarter results. For details, visit our site on the internet at www.pepsico.com.

Cautionary Statement

This release may discuss expectations regarding PepsiCo's future performance. Any forward-looking statements based on current expectations and projections about future events are subject to risks, uncertainties and assumptions. As a result, forward-looking statements discussed in this release could turn out to be significantly different from expectations or may not occur. In addition, the pro forma condensed consolidated information does not purport to represent what PepsiCo's results would have been had the transactions referred to in this release been completed as of the beginning of 1998, nor does it give effect to any other events.

                         PepsiCo, Inc. and Subsidiaries
           PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)
               ($ in millions except per share amounts, unaudited)


                                                                  16 Weeks Ended                           52 Weeks Ended
                                                       -------------------------------------  --------------------------------------
                                                       12/30/00 (b)            12/25/99             12/30/00  (b)      12/25/99(c))
                                                       ---------------      ----------------      ----------------   ---------------

Net Sales
Frito-Lay
-North America...................................             $2,484                $2,333               $ 8,398            $ 7,865
-International...................................              1,348                 1,227                 4,258              3,750
                                                       ---------------      ----------------      ----------------      ------------
                                                               3,832                 3,560                12,656             11,615
Pepsi-Cola
-North America...................................                995                   867                 3,253              3,005
-International...................................                528                   549                 1,842              1,793
                                                       ---------------      ----------------      ----------------      ------------
                                                               1,523                 1,416                 5,095              4,798

Tropicana........................................                761                   704                 2,393              2,253
                                                       ---------------      ----------------      ----------------      ------------

Total Net Sales..................................             $6,116                $5,680               $20,144            $18,666
                                                       ===============      ================      ================      ============

Operating Profit
Frito-Lay
-North America...................................             $  539                $  490               $ 1,811            $ 1,645
-International...................................                155                   138                   483                406
                                                       ---------------      ----------------      ----------------      ------------
                                                                 694                   628                 2,294              2,051
Pepsi-Cola
-North America...................................                227                   200                   820                751
-International...................................                  -                    (7)                  148                108
                                                       ---------------      ----------------      ----------------      ------------
                                                                 227                   193                   968                859

Tropicana........................................                 63                    54                   220                170
                                                       ---------------      ----------------      ----------------      ------------

Combined Segments................................                984                   875                 3,482              3,080

Corporate Unallocated............................               (111)                 (111)                 (319)              (278)
                                                       ---------------      ----------------      ----------------      ------------

Pro Forma Operating Profit                                       873                   764                 3,163              2,802

Bottling equity income(d)........................                (10)                  -                     125                 82

Interest expense, net............................                (29)                  (37)                 (142)              (163)
                                                       ---------------      ----------------      ----------------      ------------

Income Before Income Taxes.......................                834                   727                 3,146              2,721

Provision for Income Taxes                                       267                   233                 1,007                871
                                                       ---------------      ----------------      ----------------      ------------

Net Income.......................................             $  567                $  494               $ 2,139            $ 1,850
                                                       ===============      ================      ================      ============

Income Per Share -
 Assuming Dilution...............................             $ 0.38                $ 0.33                 $1.45            $  1.24

Average Shares Outstanding.......................              1,480                 1,481                 1,475              1,496


See accompanying notes.

Notes to the pro forma information for the 16 and 52 weeks ended December 30, 2000 and December 25, 1999:

(a)  Percentage changes in text are based on unrounded amounts.

(b) PepsiCo's fiscal year ends on the last Saturday in December and, as a result, a fifty-third week is added every 5 or 6 years. The fiscal year ended December 30, 2000 consisted of fifty-three weeks. For comparative purposes, the proforma condensed consolidated financial information for 2000 excludes the impact of the fifty-third week.

(c) The pro forma condensed consolidated financial information for 1999 also gives effect to the initial public offering of The Pepsi Bottling Group
     (PBG), the merger of PepsiCo Bottling Operations with the Whitman Corporation and the contribution of PepsiCo bottling franchises to a business venture with PepCom Industries, Inc. (PepCom) as if the transactions occurred at the beginning of PepsiCo's 1998 fiscal year. In addition, the pro forma results exclude the Frito-Lay first quarter 1999 impairment and restructuring charge, the first quarter 1999 gain on the sale of a chocolate business in Poland, the second quarter 1999 net gain on the PBG and Whitman bottling transactions and the third quarter 1999 income tax provision related to the PepCom transaction. The pro forma condensed consolidated financial information does not purport to represent what PepsiCo's results of operations would have been had such transactions been completed as of the date indicated nor does it give effect to any other events.

(d) Represents PepsiCo's interest in the pro forma income of PBG, Whitman and PepCom as well as the equity income or loss of other unconsolidated bottling affiliates and other adjustments related to these investments.

                         PepsiCo, Inc. and Subsidiaries
                        Consolidated Statement of Income
               ($ in millions except per share amounts, unaudited)

                                                               17 Weeks            16 Weeks          53 Weeks            52 Weeks
                                                                Ended               Ended             Ended               Ended
                                                              12/30/00 (a)       12/25/99           12/30/00 (a)        12/25/99
                                                           ----------------    ----------------   ---------------     --------------
Net Sales
   New PepsiCo.............................................        $6,410              $5,680           $20,438            $18,244
   Bottling operations (b).................................             -                   -                 -              2,123
                                                           ----------------    ----------------   ---------------     --------------

     Total Net Sales.......................................         6,410               5,680            20,438             20,367


Cost and Expenses
 Cost of sales.............................................         2,510               2,253             7,943              8,198
 Selling, general and
  administrative expenses..................................         2,923               2,620             9,132              9,103
 Amortization of intangible
  assets...................................................            42                  43               138                183
 Impairment and restructuring
  charge (c)...............................................             -                   -                 -                 65
                                                           ----------------    ----------------
                                                                                                  ---------------     --------------

     Total Costs and Expenses..............................         5,475               4,916            17,213             17,549
                                                           ----------------    ----------------   ---------------     --------------


Operating Profit
 New PepsiCo...............................................           935                 764             3,225              2,765
 Bottling operations and
  equity investments (b)...................................             -                   -                 -                 53
                                                           ----------------    ----------------   ---------------     --------------

     Total Operating Profit................................           935                 764             3,225              2,818

Bottling equity income, net (d)                                        (5)                 -                130                 83
Gain on bottling
 transactions (e)..........................................             -                  -                  -              1,000
Interest expense...........................................           (65)                (63)             (221)              (363)
Interest income............................................            33                  22                76                118
                                                           ----------------    ----------------   ---------------     --------------

Income Before Income Taxes.................................           898                 723             3,210              3,656

Provision for Income
 Taxes(e) (f)..............................................           287                 233             1,027              1,606
                                                           ----------------    ----------------   ---------------     --------------

Net Income.................................................        $  611              $  490           $ 2,183            $ 2,050
                                                           ================    ================   ===============     ==============

Income Per Share - Basic...................................        $ 0.42              $ 0.34           $  1.51            $  1.40

   Average Shares Outstanding -
    Basic..................................................         1,446               1,456             1,446              1,466

Income Per Share - Assuming
 Dilution..................................................        $ 0.41              $ 0.33           $  1.48            $  1.37

   Average Shares Outstanding -
    Assuming Dilution......................................         1,480               1,481             1,475              1,496

See accompanying notes.




Notes to the 17 and 53 weeks ended  December  30, 2000 and 16 and 52 weeks ended
December 25, 1999:

(a) PepsiCo's fiscal year ends on the last Saturday in December and, as a result, a week is added every 5 or 6 years. The fiscal year ended December 30, 2000, consisted of fifty-three weeks. The fifty-third week increased the 2000 fourth quarter and full year net sales by an estimated $294 million, operating profit by an estimated $62 million and net income by an estimated $44 million or $0.03 per share assuming dilution.

(b) Through the applicable transaction closing dates in 1999, includes the results of those previously wholly-owned bottling operations in which we now own an equity interest. In addition, the equity income or loss of unconsolidated bottling affiliates for the first quarter of 1999 is presented in operating profit.

(c) For the 52 weeks in 1999, includes an asset impairment and restructuring charge of $65 million ($40 million after-tax or $0.03 per share assuming dilution) for Frito-Lay North America related to the consolidation of U.S. production in our most modern and efficient plants and streamlining logistics and transportation systems.

(d) From the applicable transaction closing dates in 1999, includes the equity income of those previously wholly-owned bottling operations in which we now own an equity interest. Also includes equity income or loss of other unconsolidated bottling affiliates for 2000 and the second, third and fourth quarters of 1999.

(e) In 1999, reflects the gain of $1.0 billion ($270 million after-tax or $0.18 per share assuming dilution) on the second quarter PBG and Whitman bottling transactions. There was no gain or loss resulting from the third quarter PepCom transaction which was treated as a nonmonetary exchange for book purposes. A portion of the transaction was taxable which resulted in income tax expense of $25 million or $0.02 per share.

(f) For the fourth quarter and full year in 2000, the effective tax rate is 32.0%. In 1999, effective tax rate for the fourth quarter is 32.2% and for the full year is 43.9%. For the full year in 1999, excluding the effects of the bottling transactions and the asset impairment and restructuring charge, the effective tax rate is 32.2%.
